Exhibit 99.1

North American Galvanizing & Coatings Announces a 3 for 2 Stock Split Effected Through a 50 Percent Stock Dividend

TULSA, Okla., May 15 -- North American Galvanizing & Coatings, Inc. (Amex: NGA - News), a provider of hot-dip galvanizing and coatings services, announced today at its annual shareholders meeting, that on May 14, 2007 its Board of Directors declared a 3 for 2 stock split of its common stock in the form of a 50% stock dividend. The stock dividend is payable on June 8, 2007 to shareholders of record as of May 25, 2007, with a broker's cut-off date of June 1, 2007. The stock dividend entitles each shareholder of record as of May 25, 2007 to receive one share of common stock for each two shares then owned. Any fractional shares resulting from the stock split will be paid in cash based on the closing market price of the common stock on the record date.

Mr. Ronald J. Evans, President and Chief Operating Officer of North American Galvanizing & Coatings, Inc., said, "This 3 for 2 stock split reflects our confidence in the long-term prospects of the Company. The stock split should allow our stock to be more accessible to a broader range of investors and to improve shareholder liquidity."

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: http://www.nagalv.com.

Cautionary Statement. This press release may contain "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements concerning the Company's beliefs and expectations of future performance and the effects of any stock split effected through a stock dividend. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10- K filed with the Securities and Exchange Commission on February 14, 2007. These forward-looking statements are made as of the date of this press release. The Company assumes no obligation to update or revise these statements or to provide reasons why actual results may differ.